Exhibit 99.1

Progenics Pharmaceuticals, Inc. One World Trade Center 47th Floor, Suite J New York, New York 10007 (646) 975-2500 www.progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES
SECOND QUARTER 2016 FINANCIAL AND BUSINESS RESULTS

•	On July 19, the Company Announced FDA Approval of RELISTOR® Tablets, Triggering a $50 Million Milestone
•	Ultra-Orphan Radiotherapeutic Candidate AZEDRA® Registrational Trial Topline Results Expected Between December 2016 and March 2017
•	Licensed PSMA Antibody Technology to Bayer and Recognition of $5 Million in Upfront and Milestone Revenue
•	Phase 3 Study Enrollment of PSMA-Targeted SPECT/CT Imaging Agent 1404 Ongoing
•	Second Quarter 2016 RELISTOR Subcutaneous (SC) Net Sales of $15.9 Million
•	On Track to Initiate Phase 2/3 Trial for PyLTM Imaging Agent and Phase 1 Trial For 1095 This Year

NEW YORK, NY, August 4, 2016 – Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) today announced financial and business results for the second quarter 2016.

"The clear highlight in recent weeks was the approval of RELISTOR tablets, which triggered a $50 million milestone payment from our partner Valeant, strengthening our balance sheet as we prepare for a potential AZEDRA launch and continue to advance development of our prostate cancer pipeline," said Mark Baker, Chief Executive Officer of Progenics. "Our cash, together with the potential to earn significant additional royalties and sales milestones from the RELISTOR franchise, puts us in a strong position to achieve multiple value-creating milestones. In particular, our ultra-orphan radiotherapeutic candidate AZEDRA represents a meaningful near-term commercialization opportunity for Progenics, and we are on track to announce registrational topline data later this year or in early 2017.  We are also advancing development of our portfolio of prostate cancer imaging agents and therapeutics, which has the potential to significantly improve how we find, fight, and follow all stages of prostate cancer."

Key Business Highlights

RELISTOR, treatment for opioid-induced constipation (partnered with Valeant Pharmaceuticals International, Inc.)

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On July 19, the Company Announced that the FDA has approved RELISTOR tablets for the treatment of opioid induced constipation in adults with chronic non-cancer pain. The approval triggered a $50 million milestone payment on July 25 from Progenics' partner, Valeant, as well as subsequent royalties and up to $200 million in sales milestones.

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RELISTOR SC Net Sales for the Second Quarter 2016 Total $15.9 Million.  The second quarter 2016 sales, as reported to the Company by Valeant, translated to $2.4 million in royalty revenue for the second quarter of 2016.

Progenics Announces Second Quarter 2016 Financial Results
AZEDRA, Ultra-orphan radiotherapeutic candidate

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AZEDRA Topline Results Expected Between December 2016 and March 2017. In late 2016 or early 2017, Progenics expects to report topline results from its ongoing registrational trial of AZEDRA. If the AZEDRA trial meets the endpoints of the SPA, the Company expects to submit an NDA to the FDA during the first half of 2017.

PSMA-Targeted Prostate Cancer Pipeline

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Granted an Exclusive License to Bayer for the Development and Commercialization of Therapeutic Antibodies Combining Progenics' PSMA Antibody Technology with Bayer's Targeted Thorium Conjugate Technology. Progenics recognized revenue of $5 million in the second quarter of 2016, constituting the $4 million upfront payment and the first pre-clinical development milestone of $1 million.  Under terms of the agreement, the Company is entitled to up to an additional $48 million in potential clinical and regulatory development milestones, single digit royalties on net sales, and potential sales milestone payments up to an aggregate of $130 million.

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Enrollment in Pivotal Phase 3 Study of 1404 is Ongoing. The study will enroll up to 450 patients with newly-diagnosed or low-grade prostate cancer who are candidates for active surveillance. The Company's plans for an interim analysis during the fourth quarter of 2016 to assess futility and evaluate the need for a sample size re-estimation remain unchanged.

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Presented Data from its PSMA-Targeted Prostate Cancer Imaging Programs at the Society of Nuclear Medicine and Molecular Imaging 2016 Annual Meeting in San Diego.  The data highlighted the potential of the Company's SPEC/CT imaging agent 1404 and PET/CT imaging agent PyL to detect prostate cancer.

•	On-Track to Initiate Phase 2/3 Trial of PyL by Year-End. The study is designed to assess the diagnostic accuracy of PyL PET/CT imaging in patients with high risk and/or metastatic prostate cancer.

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Company Remains On-Track to Initiate a Phase 1 Trial of 1095 in the Fourth Quarter of 2016. The Phase 1 Study of 1095, a PSMA-Targeted Therapeutic for Metastatic Prostate Cancer, will be conducted at Memorial Sloan Kettering Cancer Center.

Second Quarter 2016 Financial Results
Net loss attributable to Progenics for the quarter was $5.6 million or $0.08 per diluted share, compared to a net loss of $11.7 million or $0.17 per diluted share in the 2015 period. Progenics ended the quarter with cash and cash equivalents of $60.1 million, a decrease of $5.5 million in the quarter.

Second quarter revenue totaled $8.5 million, up from $1.9 million in 2015, reflecting RELISTOR royalty income of $2.4 million compared to $1.8 million in the 2015 period, based on net sales reported to Progenics by Valeant. The increase was primarily attributable to upfront and milestone revenue of $5 million under the Bayer license agreement.

Second quarter and year-to-date research and development expenses increased by $1.3 million and $3.9 million, respectively, compared to the prior year periods, resulting from higher clinical trial and contract manufacturing expenses for AZEDRA, 1404 and PyL, partially offset by lower expenses for PSMA ADC.

Progenics Announces Second Quarter 2016 Financial Results
Second quarter general and administrative expenses decreased by $0.5 million from the prior year period, primarily attributable to lower legal fees as the prior year included costs related to litigation with a former employee. Year-to-date general and administrative expenses increased by $1.6 million compared to prior year period, primarily resulting from higher depreciation expense as a result of a reduction in the remaining useful lives of our leasehold improvements at our Tarrytown, NY location, and higher compensation and consulting expenses. The Company also recorded a non-cash charge of $0.6 million in the second quarter related to an increase in the fair value estimate of the contingent consideration liability.

Conference Call and Webcast

Progenics will review second quarter financial results in a conference call today at 8:30 a.m. ET. To participate, please dial (877) 250-8889 (domestic) or (720) 545-0001 (international) and reference conference ID 53729266. A live webcast will be available in the Media Center of the Progenics website, www.progenics.com, and a replay will be available for two weeks.

- Financial Tables follow -

Progenics Announces Second Quarter 2016 Financial Results
PROGENICS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:	(Unaudited)
Royalty income	$2,380	$1,773	$4,569	$1,947
Collaboration revenue	6,073	145	6,315	210
Other revenues	23	19	42	28
Total revenues	8,476	1,937	10,926	2,185

Operating expenses:
Research and development	7,988	6,718	17,137	13,207
General and administrative	5,599	6,127	11,416	9,852
Change in contingent consideration liability	600	800	800	1,100
Total operating expenses	14,187	13,645	29,353	24,159

Operating loss	(5,711)	(11,708)	(18,427)	(21,974)

Other income:
Interest income	54	11	97	23
Total other income	54	11	97	23

Net loss	(5,657)	(11,697)	(18,330)	(21,951)
Net loss attributable to noncontrolling interests	(19)	-	(37)	-
Net loss attributable to Progenics	$(5,638)	$(11,697)	$(18,293)	$(21,951)

Net loss per share attributable to Progenics - basic and diluted	$(0.08)	$(0.17)	$(0.26)	$(0.32)
Weighted average shares outstanding – basic and diluted	69,947	69,647	69,947	69,642

CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)
	June 30, 2016	December 31, 2015
	(unaudited)	(audited)
Cash and cash equivalents	$60,146	$74,103
Accounts receivable, net	3,563	3,543
Property and equipment, net	3,702	2,407
Intangible assets, net and goodwill	43,761	43,867
Other assets	7,032	7,331
Total assets	$118,204	$131,251

Current liabilities	$13,429	$9,729
Acquisition-related contingent consideration liability	19,600	18,800
Deferred tax and other liabilities	11,337	12,061
Total liabilities	44,366	40,590
Total Progenics stockholders' equity	73,672	90,456
Noncontrolling interests	166	205
Total stockholders' equity	73,838	90,661
Total liabilities and stockholders' equity	$118,204	$131,251

Progenics Announces Second Quarter 2016 Financial Results
About RELISTOR

Progenics has exclusively licensed development and commercialization rights for its first commercial product, RELISTOR, to Valeant. RELISTOR Tablets (450 mg once daily) is approved in the United States for the treatment of OIC in patients with chronic non-cancer pain.  RELISTOR Subcutaneous Injection (12 mg and 8 mg) is a treatment for opioid-induced constipation approved in the United States and worldwide for patients with advanced illness and chronic non-cancer pain.

Important Safety Information about RELISTOR

RELISTOR® (methylnaltrexone bromide) Tablets is contraindicated in patients with known or suspected gastrointestinal obstruction and patients at increased risk of recurrent obstruction, due to the potential for gastrointestinal perforation.

Cases of gastrointestinal perforation have been reported in adult patients with OIC and advanced illness with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the gastrointestinal tract (e.g., peptic ulcer disease, Ogilvie's syndrome, diverticular disease, infiltrative gastrointestinal tract malignancies or peritoneal metastases). Take into account the overall risk-benefit profile when using RELISTOR in patients with these conditions or other conditions which might result in impaired integrity of the gastrointestinal tract wall (e.g., Crohn's disease).  Monitor for the development of severe, persistent, or worsening abdominal pain; discontinue RELISTOR in patients who develop this symptom.

If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their healthcare provider.

Symptoms consistent with opioid withdrawal, including hyperhidrosis, chills, diarrhea, abdominal pain, anxiety, and yawning have occurred in patients treated with RELISTOR.

Patients having disruptions to the blood-brain barrier may be at increased risk for opioid withdrawal and/or reduced analgesia. Take into account the overall risk-benefit profile when using RELISTOR in such patients. Monitor for adequacy of analgesia and symptoms of opioid withdrawal in such patients.

Avoid concomitant use of RELISTOR with other opioid antagonists because of the potential for additive effects of opioid receptor antagonism and increased risk of opioid withdrawal.

The most common adverse reactions (≥ 12%)  in adult patients with opioid-induced constipation and chronic non-cancer pain receiving RELISTOR tablets were abdominal pain, diarrhea, headaches, abdominal distention, hyperhidrosis, anxiety, muscle spasms, rhinorrhea, and chills. Adverse reactions of abdominal pain, diarrhea, hyperhidrosis, anxiety, rhinorrhea, and chills may reflect symptoms of opioid withdrawal.

Please see complete Prescribing Information for RELISTOR at valeant.com. For more information about RELISTOR, please visit www.relistor.com.

Progenics Announces Second Quarter 2016 Financial Results

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines and other products for targeting and treating cancer, with a pipeline that includes several product candidates in later-stage clinical development. These products in development include therapeutic agents designed to precisely target cancer (AZEDRA® and 1095), and PSMA-targeted imaging agents for prostate cancer (1404 and PyLTM) intended to enable clinicians and patients to accurately visualize and manage their disease. Progenics recently entered into an agreement with a subsidiary of Bayer AG granting Bayer exclusive worldwide rights to develop and commercialize products using our PSMA antibody technology in combination with alpha-emitting radionuclides.  In addition, in late 2015 Progenics acquired EXINI Diagnostics AB, a leader in the development of advanced artificial intelligence-based imaging analysis tools and solutions for medical decision support. The acquisition of EXINI complements Progenics' strategy to support its imaging and therapeutic agents with sophisticated analytical tools and other technologies to help physicians and patients visualize, understand, target and treat cancer.  Progenics' first commercial product, RELISTOR® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Valeant Pharmaceuticals International, Inc.  Additional information on Progenics is available at http://www.progenics.com.

This press release may contain projections and other "forward-looking statements" regarding future events. Statements contained in this communication that refer to Progenics' estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics' current perspective of existing trends and information as of the date of this communication. Forward looking statements generally will be accompanied by words such as "anticipate," "believe," "plan," "could," "should," "estimate," "expect," "forecast," "outlook," "guidance," "intend," "may," "might," "will," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations, such as the Phase 3 clinical program for 1404; our ability to successfully integrate EXINI Diagnostics AB and to develop and commercialize its products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; the effectiveness of the efforts of our partners to market and sell products on which we collaborate and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; possible product safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and, except as expressly required by law, Progenics disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release. For more information, please visit www.progenics.com. Please follow us on LinkedIn®. Information on or accessed through our website or social media sites is not included in the company's SEC filings.

(PGNX-F)

Progenics Announces Second Quarter 2016 Financial Results

Contact:	Melissa Downs Investor Relations (646) 975-2533 mdowns@progenics.com